                                   EXHIBIT 3.3

     Certificate of Amendment dated June 16, 1994, of Amended and Restated Certificate of Incorporation

                           CERTIFICATE OF AMENDMENT OF
                       AMENDED AND RESTATED CERTIFICATE OF
                        INCORPORATION OF MATRITECH, INC.

         Matritech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a meeting held on March 4, 1994 in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware and Article 2, Section 2.10 of the Amended and Restated By-Laws of the Corporation, duly adopted the following resolution setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendments is as follows:

         RESOLVED: That the following proposed amendment and restatement of the first paragraph of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation increasing the number of shares of the Corporation's Common Stock authorized for issuance from 10,000,000 shares to 20,000,000 shares and increasing the number of shares of the Corporation's Preferred Stock authorized for issuance from 2,000,000 to 4,000,000 shares be recommended to the stockholders of the Corporation for approval at the next Annual Meeting of Stockholders as being advisable and in the best interests of the
         Corporation:

                           "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 24,000,000 shares, consisting of 20,000,000 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 4,000,000 shares of Preferred Stock with a par value of $1.00 per share (the "Preferred Stock")."

         SECOND: That the stockholders of the Corporation duly adopted such resolution in accordance with the provisions of Section 216 of the General Corporation Law of the State of Delaware and Article 2, Section 2.15, and
Article 6, Section 6.2, of the Amended and Restated By-Laws of the Corporation.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen D. Chubb, Chairman and CEO, and attested to by Rufus C. King, Assistant Secretary, this 15th day of June, 1994.

                                       MATRITECH, INC.

                                       By: /s/ Stephen D. Chubb
                                           -------------------------------------
                                                    Stephen D. Chubb
                                                    Chairman and CEO


ATTEST:


/s/ Rufus C. King
--------------------------------
Rufus C. King
Assistant Secretary